Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 13th day of November, 2017, and will be effective as of the effective date of Avaya Inc.’s Chapter 11 Plan (the “Effective Date”), by and between James Chirico (“Executive”) and Avaya Inc. (“Employer”).

WHEREAS, in accordance with the foregoing, Employer and Executive desire to enter into this Agreement to set forth the terms of Executive’s continued employment with Employer, effective as of the Effective Date.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and conditions herein contained, the parties hereby agree as follows:

1. Employment. As of the Effective Date, Employer hereby continues to employ Executive, and Executive hereby accepts such continued employment and shall perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1 Term of Agreement and Employment Period. This Agreement shall be effective as of the Effective Date and shall continue in effect until terminated in accordance with Section 2 (such period, the “Employment Period”).

1.2 Duties and Responsibilities and Extent of Service.

(a) During the Employment Period, Executive shall continue to serve as the President and Chief Executive Officer (“CEO”) of Employer and of Avaya Holdings Corp. (“Parent”), and his office shall be located in Durham, North Carolina. In such roles, Executive will report to the Board of Directors of Parent (the “Board”) and shall devote 100% of his business time and attention and his best efforts and ability to the operations of Employer and its subsidiaries. Executive shall be responsible for running Employer’s day-to-day operations and shall perform faithfully, diligently and competently the duties and responsibilities of a chief executive officer and president and such other duties and responsibilities as are reasonably consistent with those positions. The foregoing shall not be construed as preventing Executive from (i) making passive investments in other businesses or enterprises consistent with Employer’s Code of Conduct, or (ii) engaging in any other business activity consistent with Employer’s Code of Conduct; provided that Executive seeks and obtains the prior approval of the Board before engaging in any other business activity. In addition, it shall not be a violation of this Agreement for Executive to participate in civic or charitable activities, deliver lectures, fulfill speaking engagements, teach at educational institutions, and/or manage personal investments (subject to the immediately preceding sentence); provided that such activities do not interfere in any substantial respect with the performance of Executive’s responsibilities as an employee in accordance with this Agreement. Executive may also serve on one or more corporate boards of another company (and committees thereof) during the Employment Period; provided that Executive seeks and obtains the prior approval of the Board before serving on any other corporate boards; and provided, further, that such activities do not interfere in any substantial respect with the performance of Executive’s responsibilities as an employee in accordance with this Agreement.

(b) For so long as Executive is the CEO of Parent, Parent shall cause the Nominating and Governance Committee of the Board (or its successor) to nominate Executive for election as a member of the Board at the expiration of each term of office, and Executive agrees, if elected by the stockholders of Parent, to serve, without additional compensation, as a member of the Board for each period for which Executive is so elected. Executive also agrees to serve as a member of the board of directors of Employer and/or as an officer of any subsidiary of Employer, in each case, without additional compensation. Within ten (10) days of the Effective Date, Executive will designate one member of the Board (as determined immediately prior to the Effective Date) to continue serving as a member of the Board, until his or her resignation or removal, subject to approval by the Ad Hoc First Lien Group (as defined in the Plan Support Agreement). Executive shall tender his resignation from the Board (and any other boards of directors or similar governing bodies) and all officer and director positions upon the termination of his employment for any reason.

1.3 Base Salary. For all the services rendered by Executive hereunder during the Employment Period, including, without limitation, as a member of the Board, Employer shall pay Executive a base salary at the annual rate of One Million Two-Hundred Fifty Thousand Dollars ($1,250,000.00), payable in installments in accordance with Employer’s normal payroll practices and effective as of October 1, 2017. During the Employment Period, Executive’s base salary shall be reviewed annually for increase by the Compensation Committee of the Board (the “Committee”), pursuant to Employer’s normal compensation and performance review policies for senior level executives. The amount of any increase for each year shall be determined accordingly. Executive’s base salary shall not be decreased during the Employment Period. For purposes of this Agreement, the term “Base Salary” shall mean the amount of Executive’s base salary established from time to time pursuant to this Section 1.3.

1.4 Sign-On Bonus. Employer shall pay to Executive a sign-on bonus (the “Sign-On Bonus”) of Two Million Five Hundred Thousand Dollars ($2,500,000.00), within ten (10) days from the Effective Date; provided that Executive shall repay the following portions of the Sign-On Bonus if Executive’s employment terminates pursuant to Section 2.2 or Section 2.4, in each case, on or prior to October 1, 2019: (a) on or prior to October 1, 2018, Executive shall repay 100% of the Sign-On Bonus; and (b) after October 1, 2018 but on or prior to October 1, 2019, Executive shall repay 50% of the Sign-On Bonus, in each case, on an after-tax basis. For the avoidance of doubt, Executive shall not be required to repay any of the Sign-On Bonus if he voluntarily terminates his employment after October 1, 2019, and Executive shall not be required to repay the Sign-On Bonus if his employment terminates pursuant to Section 2.1 or Section 2.3 on or prior to October 1, 2019.

1.5 Bonus. During each fiscal year during the Employment Period, Executive shall be eligible to participate in Employer’s bonus plan as established by the Committee and in effect from time to time for its senior executives and will be eligible to earn one or more performance bonus(es) under such plan (collectively, a “Bonus”), to the extent earned based on performance against objective, reasonably attainable performance criteria established by the Committee. The performance criteria for any particular performance period during the fiscal year (which may include the full fiscal year) shall be determined in good faith by the Committee, after consultation with Executive, no later than ninety (90) days after the commencement of such performance period (or such corresponding lesser period of time to the extent the performance period is not a full fiscal year). Executive’s target Bonus opportunity for each fiscal year shall equal 200% of Executive’s Base Salary (the “Target Bonus”) if target levels of performance for that fiscal year are achieved, provided that Executive’s Bonus in respect of the 2018 fiscal year will be no less than the Target Bonus; and provided, further, that Executive’s actual Bonus hereunder in respect of any 12 month period may not exceed 250% of Executive’s Base Salary. Executive’s Bonus payment for each performance period during the fiscal year (which may include the full fiscal year) shall be determined by the Committee after the end of the applicable performance period and shall be paid to Executive when bonuses for such performance period are paid to Employer’s other senior executives generally, but in any event within seventy-five (75) days following the end of such performance period, provided that Executive remains employed through and including the applicable payment date, unless otherwise expressly provided for herein. In carrying out its functions under this Section 1.5, the Committee shall at all times act reasonably and in good faith.

1.6 Retirement, Welfare and Other Benefit Plans and Programs. During the Employment Period, Executive shall be entitled to participate in all employee retirement, welfare, and other benefit plans and programs made available to Employer’s senior level executives as a group or to its non-union U.S. employees generally, as such plans and programs may be in effect from time to time and subject to the eligibility requirements of the plan or program. In addition, during the Employment Period, Executive shall be entitled to perquisites as may be in effect from time to time on the same terms and conditions as such perquisites are made available to other senior officers of Employer.

1.7 Reimbursement of Expenses. Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by Employer in accordance with Employer’s normal business expense reimbursement practices; provided, however, that in no event will any taxable reimbursement be made to Executive after the end of the calendar year following the calendar year in which the expense was incurred.

1.8 Initial Incentive Equity Grant. Upon the Effective Date, Executive will be granted incentive equity awards in accordance with that certain Avaya Inc. Employee Incentive Plan term sheet attached as an exhibit to the Plan Support Agreement.

2. Termination. Executive’s employment shall terminate upon the first to occur of any of the events described in Sections 2.1 through 2.4 below.

2.1 Termination Without Cause or for Good Reason. Employer may terminate Executive’s employment under this Section 2.1 at any time without Cause (as defined below) (other than due to death or Disability (as defined below)) upon not less than thirty (30) days’ prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be allowed to seek other employment during such notice period. In addition, Executive may terminate Executive’s employment under this Section 2.1 by voluntarily resigning for Good Reason (in accordance with the procedure set forth in the definition thereof). In the event Executive’s employment is terminated by Employer without Cause (other than due to death or Disability) or Executive resigns for Good Reason (each, a “Qualifying Termination”) then, in each case, in addition to all Accrued Compensation and subject to Executive’s execution, delivery and non-revocation within sixty (60) days of the Date of Termination of a Termination Agreement and General Release (substantially in the form attached hereto as Exhibit A) provided to him by Employer, Executive shall be entitled to: (a) an amount equal to two (the “Multiplier”) times the sum of Executive’s Base Salary and Target Bonus (at the rates in effect for the Year of Termination but not taking into account any reduction in either that results in connection with Executive’s resignation for Good Reason), with such amount paid in cash in a lump sum on the first regularly scheduled payroll date immediately following the sixtieth (60th) day following Executive’s Date of Termination, (b) if such termination occurs after the last day of a performance period that occurs during the Employment Period but prior to the payment date for a Bonus in respect of such performance period, the Bonus, if any, that Executive would have otherwise received in respect of such performance period had Executive remained employed through the applicable payment date (the “Accrued Bonus”), which Accrued Bonus, if any, will be paid in accordance with Section 1.5, and (c) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement by Employer for Executive’s premiums for such continuation coverage which covers Executive (and Executive’s eligible dependents) for a period of up to eighteen (18) months so long as Executive is eligible and remains eligible for COBRA coverage in accordance with COBRA and the regulations promulgated thereunder; provided, that Employer may modify the continuation coverage contemplated hereunder to the extent reasonably necessary to avoid the imposition of any excise taxes on Employer for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable). If the Qualifying Termination occurs within the six (6)-month period immediately preceding or the twenty-four (24)-month period immediately following a Change in Control, then the Multiplier will equal three and, in addition to the foregoing, Executive will also be entitled to receive full vesting of all of his then-outstanding long-term incentive awards, whether cash-based or equity-based, with any exercisable awards to remain outstanding until the expiration of their term (provided that Executive will be entitled to any more favorable treatment as may be set forth in the relevant award agreements).

2.2 Resignation Without Good Reason. Executive may terminate Executive’s employment by voluntarily resigning without Good Reason upon sixty (60) days’ prior written notice to Employer. In such event, (a) after Executive’s Date of Termination, no further payments and benefits shall be due under Section 1 of this Agreement, and (b) Executive shall be entitled to receive all Accrued Compensation. Employer may elect to waive the notice period without requiring any additional financial obligation except for the Accrued Compensation as of the date of the waiver and without such action being deemed an Employer termination under Section 2.1 hereof.

2.3 Termination Due to Disability or Death. Employer may terminate Executive’s employment hereunder immediately upon notice if Executive has incurred a Disability; provided, however, that in the event Executive incurs a Disability and his employment continues for any period of time, Executive shall be entitled to receive payments in accordance with the applicable plan for such Disability, and Executive shall continue to receive all benefits then in effect and due under this Agreement until Employer terminates Executive’s employment. If Employer terminates Executive’s employment due to a Disability, or if Executive dies while employed by Employer, then (a) after Executive’s Date of Termination, no further payments and benefits shall be due under Section 1 of this Agreement, and (b) Executive (or Executive’s estate) shall be entitled to receive all Accrued Compensation and any Accrued Bonus, which will be paid in accordance with Section 1.5.

2.4 Termination for Cause. Employer may terminate Executive’s employment at any time for Cause. In such event, (a) after Executive’s Date of Termination, no further payments and benefits shall be due under Section 1 of this Agreement, and (b) Executive shall be entitled to receive all Accrued Compensation.

2.5 Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 7. The notice of termination shall (a) indicate the specific termination provision in this Agreement relied upon, (b) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment, and (c) specify the Date of Termination in accordance with the requirements of this Agreement.

2.6 No Duty to Mitigate. Executive shall not be required to mitigate the amount of any cash payment or the value of any benefit provided for in this Agreement by seeking other employment, by seeking benefits from another employer or other source, or by pursuing any other type of mitigation. No payment or benefit provided for in this Agreement shall be offset or reduced by the amount of any cash compensation or the value of any benefit provided to Executive in any subsequent employment or from any payor other than amounts paid or funded by Employer except as otherwise expressly provided for in Section 2.1.

2.7 Definitions.

(a) “Accrued Compensation” means all compensation, benefit payments, reimbursements and other amounts earned by, payable to, or accrued and vested for Executive through and including Executive’s Date of Termination, but not paid as of Executive’s Date of Termination, including, but not limited to, (i) Base Salary, (ii) the Target Bonus (or, if the applicable performance period is less than a full fiscal year, a pro-rated portion of the Target Bonus which reflects such shorter period), multiplied by the number of days in which Executive was employed by Employer during the performance period in which the Date of Termination occurs, including the Date of Termination, divided by the total number of days in such performance period, and (iii) reimbursable business expenses incurred by Executive in accordance with Section 1.7 on behalf of Employer prior to the Date of Termination and submitted for reimbursement within sixty (60) days following the Date of Termination. Notwithstanding the foregoing, for purposes of Sections 2.1, 2.2, and 2.4, “Accrued Compensation” shall not include item (ii) in the immediately preceding sentence. Employer shall pay to Executive (or to Executive’s estate) a lump sum cash payment of all Accrued Compensation, payable within ten (10) days after Executive’s Date of Termination, and Executive (or Executive’s estate) shall receive any vested benefits Executive accrued or earned in accordance with the terms of any applicable benefit plans and programs of Employer (other than any severance plans).

(b) “Cause” means any of Executive’s: (i) material breach of Executive’s duties and responsibilities as a senior officer of Employer (other than as a result of Disability) which is demonstrably willful and deliberate on Executive’s part, and which is committed in bad faith or without reasonable belief that such breach is in the best interests of Employer or its affiliated companies and subsidiaries; (ii) conviction of (including a plea of guilty or nolo contendere to) a felony; (iii) commission of fraud involving Employer or any of its subsidiaries; (iv) material violation of a material provision of Employer’s Code of Conduct or any statutory or common law duty of loyalty to Employer or any of its subsidiaries, or (v) material violation of this Agreement (including any document incorporated by reference); provided that prior to terminating Executive for Cause under clause (i), clause (iv) or clause (v) above, Employer must provide Executive with written notice of the alleged circumstances constituting Cause and at least fifteen (15) days in which to cure such circumstances, if curable.

(c) “Change in Control” shall have the meaning set forth in the Avaya Holdings Corp. 2017 Employee Incentive Plan, as it may be amended from time to time.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(e) “Date of Termination” means the date that the termination of Executive’s employment with Employer is effective on account of Executive’s death, Executive’s Disability, termination by Employer for Cause or without Cause, or by Executive with or without Good Reason, as the case may be. The Employment Period shall end on the Date of Termination. “Year of Termination” means the fiscal year for the applicable performance period during which Executive’s Date of Termination occurs.

(f) “Disability” means Executive, consistent with applicable law, has suffered a physical or mental illness or injury that has impaired Executive’s ability to substantially perform Executive’s full-time essential job duties with Employer, with or without reasonable accommodation, for a period of one-hundred eighty (180) consecutive days and that qualifies Executive for benefits under Employer’s group long-term disability plan.

(g) “Good Reason” means the occurrence, without Executive’s express written consent (which may be withheld for any reason or no reason), of any of the events or conditions described in the following subsections (i) through (vi), provided that Executive provides notice to Employer within sixty (60) days following the first occurrence of any such event or condition and Employer does not fully correct the situation within thirty (30) days after such notice of Good Reason:

(i) A material reduction by Employer in Executive’s Base Salary; or

(ii) A material breach of this Agreement by Employer, which shall include a material reduction or material negative change by Employer in the type or level of compensation and benefits (other than Base Salary) to which Executive is entitled under this Agreement, other than any such reduction or change that is part of and consistent with a general reduction or change applicable to all senior officers of Employer; or

(iii) A material failure by Employer to pay or provide to Executive any compensation or benefits to which Executive is entitled; or

(iv) A change in Executive’s status, positions, titles, offices or responsibilities that constitutes a material and adverse change from Executive’s status, positions, titles, offices or responsibilities as in effect immediately before such change; or the assignment to Executive of any duties or responsibilities that are materially and adversely inconsistent with Executive’s status, positions, titles, offices or responsibilities as in effect immediately before such assignment; provided that termination of Executive’s employment by Employer for Cause, by Executive other than for Good Reason (as defined in any of the other subsections of this subsection (g)) or as a result of Executive’s death or Disability shall not be deemed to constitute or result in Good Reason under this subsection (iv); or

(v) Employer changing the location of Employer’s principal working location to a location more than fifty (50) miles from such location as in effect immediately prior to the Effective Date; or

(vi) Any material breach by Employer of this Agreement or any other agreement between Employer and Executive incorporated by reference in this Agreement.

Any resignation for Good Reason following the thirty (30) day correction period set forth above must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Executive’s express written consent.

3. Tax Gross-Up Payments.

3.1 With respect to any change in control event with respect to Employer described in Section 280G(b)(2)(A)(i) of the Code occurring after the Effective Date, Employer and Executive will use customary, reasonable and good faith efforts to avoid the imposition of an excise tax under Section 4999 of the Code with respect to any Payment (as defined in Section 3.2).

3.2 Anything in this Agreement (or the documents incorporated herein by reference) to the contrary notwithstanding (but subject to Section 3.1 above), in the event it shall be determined that any payment or distribution by Employer (or any successor thereto or affiliate thereof) to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, without limitation, as a result of the acceleration of the vesting of equity awards, but determined without regard to any required Gross-Up Payment (as defined below)) (a “Payment”) will be subject to the excise tax imposed by Section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employer shall pay to Executive one or more additional cash payments (each such payment, a “Gross-Up Payment”) in such amounts so that the net cash amount remaining from such Gross-Up Payment after deduction or payment of (a) the Excise Tax imposed on the Gross-Up Payments and (b) all federal, state and local income and employment taxes imposed upon the Gross-Up Payments, shall equal the

Excise Tax on the total Payments. The intent of the parties is that Employer shall be solely responsible for, and shall pay, any Excise Tax on any Payment and Gross-Up Payment and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment, as well as bearing any loss of tax deduction caused by the Gross-Up Payment. For purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay (i) federal income tax at the highest marginal rate in effect for the calendar year during which such Gross-Up Payment is to be made, (ii) FICA taxes at the highest rate applicable to wages in excess of the Social Security taxable wage base in effect for such calendar year, and (iii) state and local income taxes at the highest marginal rates in effect for such calendar year in the state and local municipality of Executive’s principal residence as of the Date of Termination or the date that any portion of the total Payments become subject to the Excise Tax, net of the reduction in federal income tax attributable to the deduction of such state and local income taxes, and taking into account any limitation on deductions or credits or comparable negative impact for purposes of federal income tax as a result of the total Payments made to Executive during such calendar year.

3.3 Subject to the provisions of Section 3.4, all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Employer’s public accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to Employer and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Employer. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by Employer to Executive within fifteen (15) days of the receipt of the Accounting Firm’s determination; provided that in no event shall any Gross-Up Payment be paid later than the end of the calendar year next following the calendar year in which Executive or Employer (as applicable) remits the taxes for which the Gross-Up Payment is being paid. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion, on which Executive can rely, that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The Accounting Firm shall make all determinations under the tax standard of “substantial authority” as such term is used in Section 6662 of the Code. Any determination by the Accounting Firm shall be binding on Employer and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 3.4 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment plus any applicable interest or penalties shall be promptly paid by Employer to or for the benefit of Executive, provided that in no event shall such Underpayment amount be paid later than the end of the calendar year next following the calendar year in which Executive remits such taxes.

3.4 Executive shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Executive gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(1)	give Employer any information reasonably requested by Employer relating to such claim;

(2)	take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by any attorney reasonably selected by Employer;

(3)	cooperate with Employer in good faith in order to effectively contest such claim; and

(4)	permit Employer to participate in any proceed relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3.4, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, further, that if Employer directs Executive to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

3.5 If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 3.4, Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to Employer’s complying with the requirements of Section 3.4) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 3.4, a determination is made that Executive shall not be entitled to any refund with respect to such claim and Employer does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by Employer and for which Executive may qualify.

5. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to preserve the intention of such rights and obligations. For the avoidance of doubt, Executive’s obligations under Sections 8 and 9 of this Agreement shall survive termination of this Agreement and/or Executive’s employment pursuant to the terms therein.

6. Waiver of Jury Trial. Executive waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under this Agreement, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury.

7. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to Employer, to:

Avaya Inc.

4655 Great America Parkway

Santa Clara, CA 95054

Attention: General Counsel

Fax: (408) 562-2853

If to Executive, to:

Executive’s home address as most recently on file with Employer;

or to such other names or addresses as Employer or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

8. Restrictive Covenants. By executing this Agreement, Executive acknowledges the importance to Parent and its Affiliates (as defined below), including Employer (hereinafter referred to collectively as “Avaya”), of protecting their confidential information and other legitimate business interests, including, without limitation, the valuable trade secrets and good will that they develop or acquire. Executive further acknowledges that Avaya is engaged in a highly competitive business, that its success in the marketplace depends upon the preservation of its confidential information and industry reputation, and that obtaining agreements such as this one from its employees is reasonable and necessary. Executive undertakes the obligations in this Section 8 in consideration of Executive’s relationship with Avaya, this Agreement, Executive being granted access to trade secrets and other confidential information of Avaya, and for other good and valuable consideration, the receipt and sufficiency of which Executive acknowledges. As used in this Section 8, “relationship” refers to Executive’s employment or association as an advisor, consultant or contractor, with Avaya, as applicable.

8.1 Loyalty and Conflicts of Interest.

(a) Exclusive Duty. During Executive’s relationship with Avaya, Executive will not engage in any other business activity that creates a conflict of interest except as permitted by Avaya’s Code of Conduct, as in effect from time to time.

(b) Compliance with Company Policy. Executive will comply with all lawful policies, practices and procedures of Avaya, as these may be implemented and/or changed by Avaya from time to time. Without limiting the generality of the foregoing, Executive acknowledges that Avaya may from time to time have agreements with other Persons (as defined below) which impose obligations or restrictions on Avaya regarding Intellectual Property (as defined below), created during the course of work under such agreements and/or regarding the confidential nature of such work. Executive will comply with and be bound by all such obligations and restrictions which Avaya conveys to him and will take all actions necessary (to the extent within his power and authority) to discharge the obligations of Avaya under such agreements.

8.2 Confidentiality.

(a) Nondisclosure and Nonuse of Confidential Information. All Confidential Information (as defined below) which Executive creates or has access to as a result of his relationship with Avaya, is and shall remain the sole and exclusive property of Avaya. Executive will never, directly or indirectly, use or disclose any Confidential Information, except (i) as required for the proper performance of his regular duties for Avaya, (ii) as expressly authorized in writing in advance by Avaya’s General Counsel, (iii) as required by applicable law or regulation, or (iv) as may be reasonably determined by Executive to be necessary in connection with the enforcement of his rights in connection with this Section 8. This restriction shall continue to apply after the termination of Executive’s relationship with Avaya or any restriction time period set forth in this Section 8, howsoever caused. Executive shall furnish prompt notice to Avaya’s General Counsel of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and shall provide Avaya a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure, to the greatest extent time and circumstances permit.

(b) Permissible Disclosure. Nothing in this Agreement shall prohibit or restrict Avaya, Avaya’s Affiliates, Executive or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts Avaya, Avaya’s Affiliates or Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(c) Trade Secrets. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of Avaya or its Affiliates that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by Avaya for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(d) Use and Return of Documents. All documents, records, and files, in any media of whatever kind and description, relating to the business, present or otherwise, of Avaya, and any copies (including, without limitation, electronic), in whole or in part, thereof (the “Documents,” and each individually, a “Document”), whether or not prepared by Executive, shall be the sole and exclusive property of Avaya. Except as required for the proper performance of Executive’s regular duties for Avaya or as expressly authorized in writing in advance by Avaya, Executive will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of Avaya. Executive will safeguard, and return to Avaya, immediately upon termination of Executive’s relationship with Avaya, and at such other times as may be specified by Avaya, all Documents and other property of Avaya, and all documents, records and files of its customers, subcontractors, vendors, and suppliers (“Third-Party Documents,” and each individually, a “Third-Party Document”), as well as all other property of such customers, subcontractors, vendors and suppliers, then in Executive’s possession or control. Provided, however, if a Document or Third-Party Document is on electronic media, Executive may, in lieu of surrender of the Document or Third-Party Document, provide a copy on electronic media to Avaya and delete and overwrite all other electronic media copies thereof. Upon request of any duly authorized officer of Avaya, Executive will disclose all passwords necessary or desirable to enable Avaya to obtain access to the Documents and Third-Party Documents. Notwithstanding any provision of this Section 8.2(d) to the contrary, Executive shall be permitted to retain copies of all Documents evidencing his hire, equity, compensation rate and benefits, this Agreement, and any other agreements between Executive and the Company that Executive has signed or electronically accepted.

8.3 Non-Competition, Non-Solicitation, and Other Restricted Activity.

(a) Non-Competition. During Executive’s relationship with Avaya and for a period of twelve (12) months immediately following the termination of Executive’s relationship with Avaya for any reason, whether voluntary or involuntary, Executive will not, directly or indirectly, whether paid or not (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate himself with, any business whose business, product(s) or operations are in any respect competitive with or otherwise similar to Avaya’s business. The foregoing covenant shall cover Executive’s activities in every part of the Territory. “Territory” shall mean (A) all states of the United States of America from which Avaya derived revenue or conducted business at any time during the two (2)-year period prior to the date of the termination of Executive’s relationship with Avaya; and (B) all other countries from which Avaya derived revenue or conducted business at any time during the two (2)-year period prior to the date of the termination of Executive’s relationship with Avaya. The foregoing shall not prevent: (1) passive ownership by Executive of no more than two percent (2%) of the equity securities of any publicly traded company; or (2) Executive providing services to a division or subsidiary of a multi-division entity or holding company, so long as (x) no division or subsidiary to which Executive provides services is in any way competitive with or similar to the business of Avaya, and (y) Executive is not involved in, and does not otherwise engage in competition on behalf of, the multi-division entity or any competing division or subsidiary thereof.

(b) Good Will. Any and all good will which Executive develops during his relationship with Avaya with any of the customers, prospective customers, subcontractors or suppliers of Avaya shall be the sole, exclusive and permanent property of Avaya, and shall continue to be such after termination of Executive’s relationship with Avaya, howsoever caused.

(c) Non-Solicitation of Customers. During Executive’s relationship with Avaya and for a period of twelve (12) months immediately following the termination of Executive’s relationship with Avaya for any reason, whether voluntary or involuntary, Executive will not, directly or indirectly, contact, or cause to be contacted, directly or indirectly, or engage in any form of oral, verbal, written, recorded, transcribed, or electronic communication with any customer of Avaya for the purposes of conducting business that is competitive with or similar to that of Avaya or for the purpose of disadvantaging Avaya’s business in any way; provided that this restriction applies (i) only with respect to those customers who are or have been a customer of Avaya at any time within the immediately preceding one (1)-year period or whose business has been solicited on behalf of Avaya by any of its officers, employees or agents within said one (1)-year period, other than by form letter, blanket mailing or published advertisement, and (ii) only if Executive has performed work for such customer during his relationship with Avaya, has been introduced to, or otherwise had contact with, such customer as a result of his relationship with Avaya, or has had access to Confidential Information which would assist in the solicitation of such customer. The foregoing restrictions shall not apply to general solicitation or advertising, including through media and trade publications.

(d) Non-Solicitation/Non-Hiring of Employees and Independent Contractors. During Executive’s relationship with Avaya and for a period of twelve (12) months immediately following the termination of Executive’s relationship with Avaya for any reason, whether voluntary or involuntary, Executive will not, and will not assist anyone else to, (i) hire or solicit for hiring any employee of Avaya or seek to persuade or induce any employee of Avaya to discontinue employment with Avaya, or (ii) hire or engage any independent contractor providing services to Avaya, or solicit, encourage or induce any independent contractor providing services to Avaya to terminate or diminish in any substantial respect its relationship with Avaya. For the purposes of this Section 8.3(d), an “employee” or “independent contractor” of Avaya is any person who is or was such at any time within the preceding six (6)-month period. The foregoing restrictions shall not apply to general solicitation or advertising, including through media, trade publications and general job postings.

(e) Non-Solicitation of Others. Executive agrees that for a period of twelve (12) months immediately following the termination of Executive’s relationship with Avaya, for any reason, whether voluntary or involuntary, Executive will not solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any franchisee, joint venture, supplier, vendor or contractor who conducted business with Avaya at any time during the two year period preceding the termination of his or her relationship with Avaya, to terminate or adversely modify any business relationship with Avaya, or not to proceed with, or enter into, any business relationship with Avaya, nor shall he otherwise interfere with any business relationship between Avaya and any such franchisee, joint venture, supplier, vendor or contractor.

(f) Non-Disparagement. Except as provided in Section 8.2 above or in connection with the good faith performance of his duties, Executive agrees that, both during and after Executive’s employment with Avaya, Executive will not, whether in private or in public, whether orally, in writing, or otherwise, whether directly or indirectly, make, publish, encourage, ratify, or authorize; or aid, assist, or direct any other person or entity in making or publishing, any statements that in any way defame, criticize, malign, impugn, denigrate, reflect negatively on, or disparage the Avaya Parties, or place any of the Avaya Parties in a negative light, in any manner whatsoever.

(g) Notice of New Address and Employment. During the twelve (12)-month period immediately following the termination of Executive’s relationship with Avaya, for any reason, whether voluntary or involuntary, Executive will promptly provide Avaya with pertinent information concerning each new job or other business activity in which Executive engages or plans to engage during such twelve (12)-month period as Avaya may reasonably request in order to determine Executive’s continued compliance with his obligations under this Section 8. Executive shall notify his new employer(s) of Executive’s obligations under this Section 8, and hereby consents to notification by Avaya to such employer(s) concerning his obligations under this Section 8. Avaya shall treat any such notice and information as confidential, and will not use or disclose the information contained therein except to enforce its rights hereunder. Any breach of this Section 8.3(g) shall constitute a material breach of this Agreement.

(h) Acknowledgement of Reasonableness; Remedies. In signing this Agreement, Executive gives Avaya assurance that Executive has carefully read and considered all the terms and conditions hereof. Executive acknowledges without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information and other legitimate business interests of Avaya, that each and every one of those restraints is reasonable in respect to subject matter, length of time, and geographic area; and that these restraints will not prevent Executive from obtaining other suitable employment during the period in which he is bound by them. Executive will never assert, or permit to be asserted on Executive’s behalf, in any forum, any position contrary to the foregoing. Were Executive to breach any of the provisions of this Section 8, the harm to Avaya would be irreparable. Therefore, in the event of such a breach or threatened breach, Avaya shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and Executive agrees that injunctive relief is an appropriate remedy to address any such breach. Without limiting the generality of the foregoing, or other forms of relief available to Avaya, in the event of Executive’s breach of any of the provisions of this Section 8, Executive will forfeit any award or payment made pursuant to any applicable severance or other incentive plan or program, or if a payment has already been made, Executive will be obligated to return the proceeds to Avaya.

(i) Unenforceability. In the event that any provision of this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The twelve (12)-month period of restriction set forth in Sections 8.3(a), 8.3(c), 8.3(d) and 8.3(e) hereof and the twelve (12)-month period of obligation set forth in Section 8.3(g) hereof shall be tolled, and shall not run, during any period of time in which Executive is in violation of the terms thereof, in order that Avaya shall have the agreed-upon temporal protection recited herein.

(j) Enforcement. Avaya agrees that it will not seek to enforce any violation of Section 8.3(a), Section 8.3(c), Section 8.3(d) or the portion of Section 8.3(e) that prohibits Executive from hiring Avaya employees and independent contractors that primarily takes place in the State of California, during any period of time when such enforcement is contrary to or otherwise prohibited by California law or regulation.

8.4 Intellectual Property.

(a) In signing this Agreement, Executive hereby assigns and shall assign to Avaya all of his rights, title and interest in and to all inventions, discoveries, improvements, ideas, mask works, computer or other apparatus programs and related documentation, and other works of authorship (hereinafter each designated “Intellectual Property”), whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, written or conceived by Executive during the period of his relationship with Avaya, whether during or outside of regular working hours, either solely or jointly with another, in whole or in part, either: (i) in the course of such relationship, (ii) relating to the actual or anticipated business or research development of Avaya, or (iii) with the use of Avaya time, material, private or proprietary information, or facilities, except as provided in Section 8.4(e) below.

(b) Executive will, without charge to Avaya, but at its expense, execute a specific assignment of title to Avaya and do anything else reasonably necessary to enable Avaya to secure a patent, copyright or other form of protection for said Intellectual Property anywhere in the world.

(c) Executive acknowledges that the copyrights in Intellectual Property created with the scope of his relationship with Avaya belong to the Company by operation of law.

(d) Executive has previously provided to Avaya a list (the “Prior Invention List”) describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to his relationship with Avaya, which belong to Executive and which are not assigned to Avaya hereunder (collectively referred to as “Prior Inventions”); and, if no Prior Invention List was previously provided, Executive represents and warrants that there are no such Prior Inventions.

(e) Exception to Assignments. EXECUTIVE UNDERSTANDS THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INTELLECTUAL PROPERTY (AS DEFINED ABOVE) TO AVAYA DO NOT APPLY TO ANY INTELLECTUAL PROPERTY THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (SET FORTH IN ITS ENTIRETY BELOW). EXECUTIVE WILL ADVISE AVAYA PROMPTLY IN WRITING OF ANY INVENTIONS THAT HE BELIEVES MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND WHICH WERE NOT OTHERWISE DISCLOSED ON THE PRIOR INVENTION LIST PREVIOUSLY DELIVERED TO AVAYA TO PERMIT A DETERMINATION OF OWNERSHIP BY AVAYA. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

8.5 Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 8.5 and as provided elsewhere in this Section 8. For purposes of this Section 8, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with Avaya, where control may be by management authority, contract or equity interest.

(b) “Avaya Parties” means, collectively, (i) Avaya and each of its Affiliates (solely to the extent Executive has (or could reasonably be expected to have) knowledge that an entity is an Affiliate) and subsidiaries and (ii) each and all of their respective shareholders, interest holders, unit holders, advisors, managers, officers, directors, partners, principals, members, employees, fiduciaries, representatives and agents (solely to the extent Executive has (or could reasonably be expected to have) knowledge of their capacity as such).

(c) “Confidential Information” means any and all information of Avaya, whether or not in writing, that is not generally known by others with whom Avaya competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against Avaya, including, but not limited to, (i) all proprietary information of Avaya, including, but not limited to, the products and services, technical data, methods, processes, know-how, developments, inventions, and formulae of Avaya, (ii) the development, research, testing, marketing and financial activities and strategic plans of Avaya, (iii) the manner in which Avaya operates, (iv) its costs and sources of supply, (v) the identity and special needs of the customers, prospective customers and subcontractors of Avaya, and (vi) the people and organizations with whom Avaya has business relationships and the substance of those relationships. Without limiting the generality of the foregoing, Confidential Information shall specifically include: (A) any and all product testing methodologies, product test results, research and development plans and initiatives, marketing research, plans and analyses, strategic business plans and budgets, and technology grids; (B) any and all vendor, supplier and purchase records, including, without limitation, the identity of contacts at any vendor, any list of vendors or suppliers, any lists of purchase transactions and/or prices paid; and (C) any and all customer lists and customer and sales records, including, without limitation, the identity of contacts at purchasers, any list of purchasers, and any list of sales transactions and/or prices charged by Avaya. Confidential Information also includes any information that Avaya may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, Confidential Information does not include information that (1) is known or becomes known to the public in general (other than as a result of a breach of Section 8.2 hereof by Executive), (2) is or has been independently developed or conceived by Executive without use of Avaya’s Confidential Information or (3) is or has been made known or disclosed to Executive by a third party without a breach of any obligation of confidentiality such third party may have to Executive of which Executive is aware.

(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than Avaya.

8 .6 Compliance with Other Agreements and Obligations. Executive represents and warrants that his employment or other relationship with Avaya and execution and performance of this Agreement, including this Section 8, will not breach or be in conflict with any other agreement to which Executive is a party or is bound, and that Executive is not now subject to any covenants against competition or similar covenants or other obligations to third parties or to any court order, judgment or decree that would affect the performance of Executive’s obligations hereunder or Executive’s duties and responsibilities to Avaya, except as disclosed in writing to Avaya’s General Counsel no later than the time an executed copy of this Agreement, including this Section 8, is returned by Executive. Executive will not disclose to or use on behalf of Avaya, or induce Avaya to use, any proprietary information of any previous employer or other third party without that party’s consent.

8 .7 Severability; Modification. With respect to the subject matter of this Section 8, this Section 8 sets forth the entire agreement between Executive and Avaya, and, except as otherwise expressly set forth herein, supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, regarding the same. In the event of conflict between this Section 8 and any prior agreement between Executive and Avaya with respect to the subject matter of this Section 8, this Section 8 shall govern. The provisions of this Section 8 are severable, and no breach of any provision of this Section 8 by Avaya, or any other claimed breach of contract or violation of law, shall operate to excuse Executive’s obligation to fulfill the requirements of Sections 8 .2, 8 .3 and 8 .4 hereof. No deletion, addition, marking, notation or other change to the body of this Section 8 shall be of any force or effect, and this Section 8 shall be interpreted as if such change had not been made. This Section 8 may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by Executive and Avaya’s General Counsel. If any provision of this Section 8 should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions, and shall be construed by limiting it so as to be enforceable to the maximum extent permissible by law. Provisions of this Section 8 shall survive any termination if so provided in this Section 8 or if necessary or desirable to accomplish the purpose of other surviving provisions. It is agreed and understood that no changes to the nature or scope of Executive’s relationship with Avaya shall operate to extinguish Executive’s obligations hereunder or require that a new agreement concerning the subject matter of this Section 8 be executed.

8 .8 Assignment. Neither Avaya nor Executive may make any assignment of this Section 8 or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, Avaya may assign its rights and obligations under this Section 8 without Executive’s consent (a) in the event that Executive is transferred to a position with one of Avaya’s Affiliates or (b) in the event that Avaya shall hereafter effect a reorganization, consolidate with, or merge into any company or entity or transfer to any company or entity all or substantially all of the business, properties or assets of Avaya or any division or line of business of Avaya with which Executive is at any time associated. This Section 8 shall inure to the benefit of and be binding upon Executive and Avaya, and each of their respective successors, executors, administrators, heirs, representatives and permitted assigns.

9. Injunctive Relief; Disputes

9.1 Any dispute or controversy arising under or in connection with this Agreement, any agreement between Executive and Employer or Parent, or Executive’s employment with Employer shall be settled exclusively by arbitration administered by the American Arbitration Association; conducted before a single arbitrator, who shall be a current or former partner at an Am Law 100 firm; shall take place in Durham, North Carolina; and shall be conducted in accordance with the American Arbitration Association Employment Arbitration Rules and Mediation Procedures then in effect, as modified herein. The decision of the arbitrator shall be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. All aspects of the arbitration shall be considered confidential and shall not be disseminated by any party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim or as otherwise may be required by applicable law.

9.2 Notwithstanding the provisions of Section 9.1 above, Executive acknowledges that any actual or threatened breach of Section 8 of this Agreement will cause irreparable injury to Employer, its subsidiaries and its affiliates. Accordingly, in addition to any other relief available to Employer, and in addition to the right to pursue arbitration under Section 9.1 above, Employer shall be entitled to seek and obtain, from a court of competent jurisdiction, emergency injunctive relief, including a temporary restraining order and/or preliminary injunction (without posting a bond), in connection with such actual or threatened breach. Such relief shall be in addition to any and all other remedies, including the recovery of monetary damages, attorneys’ fees and costs, available to Employer against Executive for such breaches or threatened breaches. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of Section 9.1 of this Agreement.

10. Contents of Agreement; Amendment and Assignment

(a) This Agreement (including the documents incorporated herein by reference) sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer (other than Executive) and by Executive. Except as otherwise provided herein, this Agreement (together with the documents incorporated herein by reference) supersedes and replaces in its entirety the provisions of any employment or other agreement between Executive and Employer that relate to any matter that is also the subject of this Agreement, including the Term Sheet (as defined below).

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Employer within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place.

11. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party, in accordance with the terms of this Agreement, from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

12. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving Employer written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s estate.

13. Miscellaneous. All Section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

14. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and Employer shall withhold from any payments under this Agreement all federal, state and local taxes as Employer is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

15. No Withholding of Undisputed Payments. During the pendency of any dispute or controversy, Employer shall not withhold any payments or benefits due to Executive, whether under this Agreement or otherwise, except for an amount equal (in Employer’s reasonable estimation) to the amount that is the subject of a bona fide dispute between the parties.

16. Legal Fees and Expenses. Employer shall pay the reasonable and properly documented legal fees and related expenses for Executive’s counsel incurred prior to and following the Effective Date in connection with the negotiation and execution of that certain “Project Arrowhead—Summary of Equity and Compensation Arrangements” (the “Term Sheet”), this Agreement and any related documents (including, without limitation, any documentation relating to the incentive equity grants Executive will receive), to be supported by an invoice or bill as such is otherwise normally issued by Executive’s attorney. Any costs and expenses paid or reimbursed hereunder shall be paid within forty-five (45) days after receipt of written request by Executive for payment or reimbursement; provided that in no event shall any such amount be paid later than the end of the calendar year next following the calendar year in which the legal services (and related expenses) were provided.

17. Indemnification.

(a) Employer shall indemnify Executive in accordance with Employer’s Certificate of Incorporation and Bylaws, against all costs, charges and expenses incurred or sustained by Executive, including the cost of legal counsel, in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being or having been an officer, director, or employee of Employer or any of its subsidiaries or affiliates.

(b) Executive shall be covered during the entire term of this Agreement and thereafter (for at least six (6) years) by officer and director liability insurance in amounts and on terms that are the same as those afforded to other executives and/or directors of Employer or its affiliates, which such insurance shall be paid by Employer.

18. Governing Law and Procedures. This Agreement shall be governed by and interpreted under the laws of the State of North Carolina, without giving effect to any conflict of laws provisions. Employer and Executive each irrevocably and unconditionally (a) agrees that any action commenced by Employer for injunctive relief pursuant to Section 9 of this Agreement may be brought in the United States District Court for the federal district in Durham, North Carolina, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the state and county in which Executive’s principal place of employment is located, (b) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, consistent with Section 9 above, and (c) waives any objection which Employer or Executive may have to the laying of venue of any such proceeding in any such court. Employer and Executive each also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 7. The parties acknowledge and agree that in connection with any dispute or controversy arising under or in connection with this Agreement, each party shall pay all of such party’s own costs and expenses, including, without limitation, such party’s own legal fees and expenses.

19. Application of Section 409A of the Code.

19.1 Compliance with Section 409A. This Agreement (including the documents incorporated herein by reference) is intended to comply with or be exempt from the applicable provisions of Section 409A of the Code and shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. For purposes of Section 409A of the Code, all payments to be made upon the termination of the Employment Period under this Agreement (including the documents incorporated herein by reference) to the extent that they constitute non-qualified deferred compensation subject to Section 409A of the Code may only be made upon a “separation from service” under Section 409A of the Code (“Separation from Service”), and each payment made under this Agreement (including the documents incorporated herein by reference) shall be treated as a separate payment and the right to a series of installment payments under this Agreement (including the documents incorporated herein by reference) is to be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of payment.

19.2 Payment Delay. Notwithstanding any provision of this Agreement (or any provision of the documents incorporated herein by reference) to the contrary, if, at the time of Executive’s Separation from Service, Executive is a “specified employee” (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement (or any of the documents incorporated herein by reference) as a result of such Separation from Service to prevent any accelerated or additional tax under Section 409A of the Code, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (or any of the documents incorporated herein by reference) (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the short-term deferral exception under Section 409A of the Code and are in excess of two (2) times the limit on compensation then set forth in Section 401(a)(17) of the Code. If any payments or benefits are postponed due to such requirements, such amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six months following Executive’s Separation from Service; provided, however, that, if any payment due to Executive is delayed as a result of Section 409A of the Code, Executive shall be entitled to be paid interest on such amount at an annual rate equal to the prime rate, as published in the Wall Street Journal, plus 2%, in effect as of Executive’s Separation from Service. If Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.

19.3 Reimbursements and In Kind Benefits. All reimbursable expenses, any other reimbursements, and in kind benefits, including any third-party payments, provided under this Agreement (or any of the documents incorporated herein by reference) shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement or in kind benefit is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement (or any of the documents incorporated herein by reference)), (b) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (c) the reimbursement or payment of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

20. Filing of this Agreement. Executive agrees and understands that this Agreement, including the exhibits hereto, may be filed with a government agency in accordance with applicable law.

21. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and together any counterparts will constitute one and the same instrument. Additionally, the parties agree that electronic reproductions of signatures (i.e., scanned PDF versions of original signatures, facsimile transmissions, and the like) will be treated as original signatures for purposes of execution of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date below.

/s/ James Chirico	DATED:	November 12, 2017
JAMES CHIRICO

/s/ Elizabeth McCarthy	DATED:	November 12, 2017
ELIZABETH MCCARTHY,
CHIEF LEGAL OFFICER, on behalf of AVAYA, INC.

Exhibit A

Termination Agreement and General Release

I, James Chirico (“Employee”), in consideration of and subject to the performance by Avaya Inc. (together with its subsidiaries, the “Company”) of its obligations under the Executive Employment Agreement, dated as of November 13, 2017 (the “Agreement”), as a condition precedent to receiving the payments, rights and benefits under Section 2.1 of the Agreement, do hereby agree as follows, with terms used herein but not otherwise defined shall have the meanings given to them in the Agreement (the “Release”):

1.

Release. Employee, for himself, his heirs, executors, administrators, successors, and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, employees, related parties, and agents (all such persons, firms, corporations, and entities being deemed beneficiaries hereof and are referred to herein as the “Related Parties”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages, and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date Employee signs this Release, including, but not limited to, (a) any and all claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with, Employee’s relationship with the Company and its past, current, and future parents, subsidiaries, and affiliates (collectively, the “Company Entities”), or the termination of Employee’s relationship with the Company Entities; (b) any claims under any contracts, agreements, or understandings Employee may have with any of the Related Parties, written or oral, at any time prior to the date hereof (including, but not limited to, under the Agreement); (c) with respect to any claims (including proofs of claims) asserted against the Company or any of its affiliated debtors in possession in their pending Chapter 11 cases and (d) any claims or causes of action arising under any federal, state, or local law, rule or ordinance, tort, express or implied contract, public policy, or any other obligation, including, without limitation, any claims arising under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1974, the Labor Management Relations Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Code, all as amended, and/or any other federal, state, or local labor laws, wage and hour and wage payment laws, employee relations and/or fair employment practices laws, any public policy, any claim for misrepresentation, defamation, or invasion of privacy, any claim for compensation, wages, commissions, bonuses, royalties, equity-based awards, deferred compensation, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, attorneys’ fees, or any tangible or intangible property of Employee’s that remains with the Company, and any other applicable laws, regulations, and rules, whether arising under any contract (express or implied), agreement, statute, regulation, ordinance, common law, public policy, or any other source. Employee specifically intends this release to be the broadest possible release permitted under law. Notwithstanding the foregoing, Employee shall not be deemed to have released (i) any obligations undertaken within the Agreement or claims Employee may have arising from or related to a breach of the Agreement by the Company; (ii) any claims to indemnification to which Employee may be entitled under the Company’s certificate of incorporation, bylaws, indemnification agreements, directors and officers insurance policies, or applicable law with respect to the period of Employee’s employment; (iii) any claims or rights which cannot be waived by law, including Employee’s right to workers compensation; and (iv) any vested and non-forfeitable benefits under any employee benefit plans.

2.	Covenant Not to Sue. Employee represents and warrants that Employee has not filed or caused to be filed any lawsuit, complaint, or charge against any of the Related Parties in any court, any municipal, state, or federal agency, or any other tribunal. Employee agrees that Employee will not, to the fullest extent permitted by law, sue or file a complaint, grievance, or demand for arbitration pursuing any claim released under this Release; cause or assist any person or entity to sue or file a complaint, grievance, or demand for arbitration against any of the Related Parties for any claim released hereunder; or accept any monetary or other recovery in connection with any complaint, grievance, or demand for arbitration brought by any other person or entity. For the avoidance of doubt, Employee is not waiving or releasing Employee’s right to file a charge with, or participate in an investigation by, the Equal Employment Opportunity Commission (“EEOC”) or any other government agency or participating in any EEOC or other agency investigation; Employee is, however, waiving Employee’s right to recover any monetary relief or other damages from any of the Related Parties in connection with such a charge or investigation, whether such charge is filed by Employee or someone else. Employee further represents and warrants that Employee has not assigned or conveyed to any other person or entity any part of or interest in the consideration paid by the Company under this Release or in any of the claims released in Paragraph 1 of this Release. The Released Parties are intended to be third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.

3.	Consideration. Employee acknowledges that Employee would not be entitled to the consideration (or any portion thereof) but for the terms of the Agreement and this Release. Employee acknowledges and agrees that the consideration provided to Employee pursuant to the Agreement and this Release: (i) is in full discharge of any and all liabilities and obligations of the Company to Employee, monetarily or otherwise, with respect to Employee’s employment; and (ii) exceeds any payment, benefit, or other thing of value to which Employee might otherwise be entitled. Employee acknowledges and agrees that he is solely and entirely responsible for the payment and discharge of all federal, state, and local taxes, if any, that Employee owes under any federal, state, and/or local laws as a result of the payments and other consideration provided pursuant to the Agreement and this Release.

4.	California Waiver. The claims released herein by Employee include all such claims, whether known or unknown. Therefore, Employee waives the effect of California Civil Code Section 1542 and any other analogous provision of applicable law of any jurisdiction. Section 1542 states:

i.	“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

5.	Representation. No promise or inducement has been made to Employee other than those set forth in this Release and the Agreement. This Release is executed by Employee without reliance on any promises or representations by the Company or any of its agents that is not included herein or in the Agreement. Employee states that that he is fully competent to manage his business affairs and understands that he is waiving legal rights, whether presently known or hereafter discovered, by signing this Release. Employee hereby acknowledges that he has carefully read this Release and has had the opportunity to thoroughly discuss the terms of this Release with legal counsel of his choosing. Employee hereby acknowledges that he fully understands the terms, conditions, and significance of this Release and its final and binding effect and that he affixes his signature hereto voluntarily, knowingly, of his own free will, and with the intent to be bound hereby. Employee represents and warrants that he has not assigned any of the claims waived hereunder to any other person or entity.

6.

Waiver. Employee understands that this Release includes a release covering all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, and local laws regarding age discrimination, whether those claims are presently known to Employee or hereafter discovered. Employee is not waiving or releasing any right or claim which Employee may have under the ADEA which arises after Employee signs this Release. To the extent the Company has a right to recoupment of any amounts paid to Employee under this Release, that right to recoupment shall not apply and the Company will not seek recoupment in the event Employee breaches the waiver and release of the ADEA or Title VII claims by bringing any complaint, claim, charge, or challenge under the ADEA or Title VII. Employee acknowledges that he is entitled to consider the terms of this Release for twenty-one (21) days before signing it. Employee further understands that this Release shall be null and void if he fails to execute it prior to expiration of the twenty-one (21) day period. To execute this Release, Employee must sign and date this Release below, and return a complete copy thereof to the Company c/o General Counsel, 4655 Great America Parkway, Santa Clara, CA 95054, fax: (408) 562-2853. Should Employee execute this Release within the twenty-one (21) day period, Employee understands that he may revoke this Release within seven (7) days of the day he signs it (the “Revocation Period”). Employee may revoke his acceptance by notifying the Company, c/o General Counsel, at the above contact information, in writing, within seven (7) calendar days after he executes this Release, by hand delivery, email, fax, or overnight courier, at the address noted above. If Employee revokes this Release prior to the expiration of the Revocation Period, this Release and the promises contained herein (including, but not limited to, the Company’s obligations hereunder) automatically shall be null and void. If Employee does not revoke this Release within seven (7) days of signing it, this Release shall become fully binding, effective, and enforceable on the eighth (8th) calendar day after the day Employee executes it.

7.	No Admission. Employee agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or Employee of any improper or unlawful conduct.

8.	Breach. Should either party materially breach this Release, then:

a.	The non-breaching party shall have no further obligations to the breaching party under this Release (including, but not limited to, any obligation to make any further payments);

b.	The non-breaching party shall be entitled to recoup the amount of the payment(s) received pursuant to the Agreement;

c.	The non-breaching party shall have all rights and remedies available to it under this Release, the Agreement and any applicable law; and

d.	All of the parties’ promises, covenants, representations, and warranties under Sections 8 and 9 of the Agreement shall remain in full force and effect.

9.	Survival. Employee hereby acknowledges that the Agreement shall survive Employee’s execution of this Release.

DATED:
JAMES CHIRICO